EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing with the Securities and Exchange Commission on behalf of each of them of any statements and amendments thereto from time to time required to be filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended, with respect to the Common Stock, no par value, of PG&E Corporation, a California corporation. This Joint Filing Agreement shall be filed as an Exhibit to the first such filing on or after the date hereof.

Dated: October 10, 2022

PG&E FIRE VICTIM TRUST

By:	/S/ CATHY YANNI
Name:	Cathy Yanni
Title:	Trustee

CATHY YANNI, in her capacity as the trustee of PG&E Fire Victim Trust, a Delaware statutory trust,

/S/ CATHY YANNI